Exhibit 4.8

PROMISSORY NOTE

$350,000.00	Cincinnati, Ohio
August 30, 2005

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Remington Capital, LLC (“Remington”) at its principal office located at 9468 Montgomery Rd., Cincinnati, Ohio 45242, Attention: Chris Hendy, or at such other place as may be designated in writing by Remington, the principal sum of Three Hundred Fifty Thousand Dollars ($350,000.00), or such lesser, or greater amount as may, at the time of maturity hereof, be outstanding hereunder and evidenced hereby, said amount to be paid as hereinafter provided.

(a)	Ten (10) quarterly interest payments of Five Thousand Two Hundred and fifty Dollars ($5,250) each due on the 28th day of October, January, April and July commencing October 28, 2005 and continuing to January 28, 2008, based on an interest rate of 6.0%, followed by

(b)	Twenty – Eight (28) quarterly, blended payments of principal and interest of Fifteen Thousand Four hundred Dollars ($15,400) each due on the 28th day of April, July, October and January commencing April 28, 2008 and continuing to January 28, 2015, based on an interest rate of 6.0%.

(c)	All unpaid principal and interest shall be due and payable in full on January 28, 2015.

If this Note is not paid at maturity, by acceleration or otherwise, the outstanding principal balance hereunder shall bear interest from and after such maturity at the rate of ten and one-half percent (10.5%) (the “Default Rate”), and the undersigned shall solely be responsible for any interest accruing at the Default Rate. In such case, Remington may also recover all costs of collection and other expenses in connection therewith, together with reasonable attorneys’ fees (including attorneys’ fees for representation in proceedings under the Bankruptcy Code), whether or not litigation should be commenced, together with interest on any judgment obtained by Remington at the Default Rate (including interest at the Default Rate from and after the date of any foreclosure sale, if any) until actual payment of the full amount due is made to Remington.

The undersigned waives presentment, demand for payment, protest and notice of nonpayment or dishonor and agrees that failure of Remington to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.

The undersigned reserves the right to prepay all or any part of the principal hereof at any time or from time to time without premium or penalty.

This Note has been executed in the State of Ohio and shall be construed, interpreted and enforced in all respects in accordance with Ohio law. The undersigned agrees that any litigation arising from this Note shall be adjudicated in the courts of Ohio.

Oral agreements or commitments to lend money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect the undersigned and Remington from misunderstandings or disappointment, the undersigned agrees that any agreements covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between Remington and the undersigned regarding repayment of the indebtedness represented by this Note, except as they may later agree in writing.

Executed the day and year first above written, the undersigned acting through its duly authorized officer.

SYNBIOTICS CORPORATION

By:	/s/ Keith A. Butler

Its:	Vice President – Finance and CFO

Print:	Keith A. Butler

STATE OF CALIFORNIA	)
	)	SS:
COUNTY OF SAN DIEGO	)

On this 29th day of August 2005, before me, Mary Anne Williams, a Notary Public in and for said state, personally appeared Keith A. Butler, Vice President – Finance and Chief Financial Officer of Synbiotics Corporation, proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted executed the instrument.